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                April 29, 2024

       Matthew Garth
       Chief Financial Officer
       Scotts Miracle-Gro Co
       14111 Scottslawn Road
       Marysville, Ohio 43041

                                                        Re: Scotts Miracle-Gro
Co
                                                            Form 10-K filed
November 22, 2023
                                                            Form 8-K filed
November 1, 2023
                                                            Response filed
April 26, 2024
                                                            File No. 001-11593

       Dear Matthew Garth:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Industrial Applications and

                Services